EXHIBIT 11.2

                         HASBRO, INC. AND SUBSIDIARIES
                    Computation of Earnings Per Common Share
              Quarter Ended September 29, 1996 and October 1, 1995

(Thousands of Dollars and Shares Except Per Share Data)



                                           1996                 1995
                                     -----------------   -----------------
                                                Fully               Fully
                                     Primary   Diluted   Primary   Diluted
                                     -------   -------   -------   -------

Net earnings                        $ 70,469    70,469    63,572    63,572
Interest and amortization on 6%
 convertible notes, net of taxes           -     1,440         -     1,426
                                     -------   -------   -------   -------
Net earnings applicable to common
 shares                             $ 70,469    71,909    63,572    64,998
                                     =======   =======   =======   =======
Weighted average number of shares
 outstanding:(a)
  Outstanding at beginning of
   period                             86,837    86,837    87,751    87,751
  Actual exercise of stock
   options and warrants                   34        34        36        36
  Assumed exercise of stock
   options and warrants                1,096     1,352       560       561
  Actual conversion of 6%
   convertible notes                       -         -         -         -
  Assumed conversion of 6%
   convertible notes                       -     5,111         -     5,114
  Purchase of common stock              (554)     (554)        -         -
                                     -------   -------   -------   -------
  Total                               87,413    92,780    88,347    93,462
                                     =======   =======   =======   =======

Per common share:
  Net earnings                      $    .81       .78       .72       .70
                                     =======   =======   =======   =======

(a) Computation to arrive at the average number is a weighted average computation.